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                                                                    EXHIBIT 99.1

            PLUMAS BANCORP REPORTS EARNINGS GROWTH AND CASH DIVIDEND

QUINCY, California, April 16, 2003 -- The board of directors of Plumas Bancorp, (OTC:PLBC), at its April 16, 2003 meeting declared a semiannual cash dividend of 12 cents per share, an annualized increase of 9.1 percent over the split adjusted 22 cents per share annual regular dividend paid in 2002. The dividend will be payable on May 14, 2003 to shareholders of record as of April 30, 2003. This is the seventh consecutive year cash dividends have been paid.

     "The local board of directors took this action," said William E. Elliott, president and chief executive officer of the company, "in recognition of the fourteenth consecutive year of earnings growth and is a continuation of the our long term strategy of increasing shareholder value. Beginning with this dividend, it is the intent of the board of pay future dividends on a semiannual basis.

     Plumas Bancorp also announced that its first quarter 2003 net earnings were $716,000 up 2.4% over the $699,000 earned during the comparable period in 2002.

     Basic earnings per share were $.22, the same as that earned during the first quarter of 2002 with fully diluted earnings per share of $.22, up 4.8% over the $.21 earned during the same quarter last year.

     Total capital grew 13.0% from $21.3 million at the end of March, 2002 to $24.0 million on March 31, 2003. The Company's total assets stood at $321.9 million, up over $40 million or 14.4% from $281.4 million on March 31, 2002.

     Total deposits as of March 31, 2003 stood at $289.5 million, a healthy increase of $31.8 million or 12.3% over the $257.7 million at the end of the first quarter of 2002.

     The growth in total net loans over the past year was $20.6 million or 11.1% from $186.7 million at the end of the first quarter of 2002 to $207.3 million on March 31, 2003.

     "Earnings growth this quarter was somewhat limited," acknowledged Elliott, "because of costs associated with the recently formed holding company and the issuance of trust preferred securities. These expenses, however, have set the foundation for our future growth including a new branch in Tahoe City, to be opened later this year, and other promising growth opportunities."

     "While our loan growth in the first quarter was a bit less than we expected during this traditionally flat period, we are now on track and recent loan demand indicates that 2003 should be another record year," Elliott stated.

     The annual shareholders' meeting is scheduled for May 21, 2003 in Quincy.

     Plumas Bank, the wholly owned subsidiary of Plumas Bancorp, operates nine traditional branches plus four independent ATM sites in Northeastern California's Plumas, Lassen, Modoc, Nevada, and Shasta counties. The Bank provides consumer and commercial banking services, mortgage banking, and various investment and insurance services. Hoefer & Arnett and Pacific Crest Securities, both regional brokerage firms, are now making a market in Plumas Bancorp stock which is listed on the over-the-counter market under the stock symbol PLBC.

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This news release includes forward-looking statements about Plumas Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.